EXHIBIT 99.2


                     ATWOOD OCEANICS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

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                                                  Three Months Ended                Twelve Months Ended
                                                   September 30,                       September 30,
                                              --------------------------        --------------------------
                                                 2006           2005              2006            2005
                                               (Unaudited)                       (Unaudited)
REVENUES:
Contract drilling                               $ 81,817        $ 46,124          $276,625        $168,500
Business interruption proceeds                         -               -                 -           7,656
                                                --------        --------          --------        --------
                                                  81,817          46,124           276,625         176,156
                                                --------        --------          --------        --------

COSTS AND EXPENSES:
Contract drilling                                 41,190          28,182           144,366         102,849
Depreciation                                       7,612           6,806            26,401          26,735
General and administrative                         5,202           4,431            20,630          14,245
Gain on sale of equipment                           (198)             -            (10,548)              -
                                                --------        --------          --------        --------
                                                  53,806          39,419           180,849         143,829
                                                --------        --------          --------        --------
OPERATING INCOME                                  28,011           6,705            95,776          32,327
                                                --------        --------          --------        --------

OTHER INCOME (EXPENSE)
Interest expense                                  (1,628)         (1,694)           (6,797)         (7,352)
Capitalized interest                               1,104               -             1,631               -
Interest income                                      398             421             1,226             633
                                                --------        --------          --------        --------
                                                    (126)         (1,273)           (3,940)         (6,719)
                                                --------        --------          --------        --------
INCOME  BEFORE INCOME TAXES                       27,885           5,432            91,836          25,608
PROVISION (BENEFIT) FOR INCOME TAXES               4,706          (1,229)            5,714             (403)
                                                --------        --------          --------        --------
NET INCOME                                       $23,179          $6,661           $86,122         $26,011
                                                ========        ========          ========        ========

EARNINGS  PER COMMON SHARE:
              Basic                                $0.75           $0.22             $2.78           $0.86
              Diluted                               0.74            0.21              2.74            0.83
AVERAGE COMMON SHARES OUTSTANDING:
            Basic                                 31,044          30,584            30,936          30,412
            Diluted                               31,534          31,452            31,442          31,220



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